Exhibit 99.2

Acuren and NV5 to Combine, Creating Leading Global Testing, Inspection, Certification and Compliance (“TICC”) and Engineering Services Firm May 2025

Disclaimer 2 FORWARD - LOOKING STATEMENTS Please note that in this presentation the Company may discuss events or results that have not yet occurred or been realized, commonly referred to as forward - looking statements. Such discussion and statements may contain words such as “expect,” “anticipate,” “will,” “should,” “believe,” “intend,” “plan,” “estimate,” “predict,” “seek,” “continue,” “outlook,” “may,” “might,” “should,” “can have,” “have,” “likely,” “potential,” “target,” “indicative,” “illustrative,” and variations of such words and similar expressions, and relate in this presentation, without limitation, to statements, beliefs, projections and expectations about future events. Such statements are based on the Company’s expectations, intentions and projections regarding the Company’s future performance, anticipated events or trends and other matters that are not historical facts. Such forward - looking statements include statements relating to, among other things, the Company’s expectations with respect to the (i) timing for completion of the business combination, (ii) results, benefits and synergies of the business combination, (iii) future financial performance and condition, including the combined free cash flow, revenue, and adjusted EBITDA (iv) ability of the Company to become an industry leader and accelerate growth, (v) benefits of the business combination to the Company’s shareholders in the first year, (vi) funding for the business combination, including debt financing, cash consideration and per share consideration, (vii) combined total addressable market and (viii) combined 2025 estimated outlook. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward - looking statements, including: (i) economic conditions, competition, political risks, and other risks that may affect the Company’s future performance, including the impacts of inflationary pressures and other macroeconomic factors on the Company’s business, markets, supply chain, customers and workforce, on the credit and financial markets, on the alignment of expenses and revenues and on the global economy generally; (ii) material weaknesses in the Company’s internal control over financial reporting, and the Company’s ability to accurately or timely report its financial condition or results of operations; (iii) risks associated with the Company’s international operations; (iv) failure to realize the anticipated benefits of the Company’s acquisitions and acquisition strategy; (v) workplace safety incidents and the Company’s failure to comply with regulatory requirements; (vi) failure to realize expected benefits from the Company’s other business strategies; (vii) the possibility that stockholders of NV5 may not approve the Merger Agreement or stockholders of the Company may not approve the issuance of new shares of the Company’s common stock; (viii) the risk that a condition to closing may not be satisfied, that either party may terminate the Merger Agreement or that the closing might be delayed or not occur at all; (ix) potential adverse reactions or changes to business or employee relationships (x) adverse developments in the credit markets which could impact the Company’s ability to secure financing in the future; (xi) the Company’s substantial level of indebtedness; (xii) risks associated with the Company’s contract portfolio; (xiii) changes in applicable laws or regulations, including environmental, health and safety regulations; (xiv) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (xv) market and economic conditions, or the Company’s financial performance or determinations following the date of this presentation to use the Company’s funds for other purposes; (xvi) geopolitical risks; and (xvii) other risks and uncertainties, including those discussed in the Company’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2024 filed with the SEC on March 27, 2025 under the heading “Risk Factors.” Given these risks and uncertainties, you are cautioned not to place undue reliance on forward - looking statements. Additional information concerning these risks, uncertainties and other factors that could cause actual results to vary is, or will be, included in the reports filed by the Company with the Securities and Exchange Commission. Forward - looking statements included in this presentation speak only as of the date hereof and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events or circumstances, after the date of this presentation. NON - GAAP FINANCIAL MEASURES This presentation contains Combined revenue, Organic revenue growth, Combined Adjusted EBITDA, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and free cash flow conversion which are non - U.S. GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The presentation of the combined financial information of the Company and NV5, is not in accordance with GAAP and is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented, nor the impact of possible business model changes. Combined financial information consists of the mathematical addition of selected financial data of the Company and NV5. Such presentation is not in accordance with Article 11 of Regulation S - X and may differ from the pro forma presentation to be included in the registration statement and other materials when they are filed with the SEC in connection with the transactions. No other adjustments are made to the combined presentation unless otherwise noted. However, we believe that for purposes of discussion and analysis, the combined financial information is useful for management and investors to assess the combined financial and operational performance. As used in this presentation, EBITDA is defined as earnings before interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA excluding the impact of certain non - cash and other specifically identified items. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenue. Combined Adjusted EBITDA is defined as Adjusted EBITDA for NV5 and the Company for the periods presented. Organic revenue growth is revenue growth excluding the impact of foreign currency translations and acquisitions. Free Cash Flow is defined as Adjusted EBITDA less capital expenditures and Free Cash Flow conversion is defined as Free Cash Flow divided by Adjusted EBITDA. While the Company believes these non - U.S. GAAP measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Additionally, these non - U.S. GAAP financial measures may differ from similar measures presented by other companies. A reconciliation of these non - U.S. GAAP financial measures is included later in this presentation.

Disclaimer 3 No Offer or Solicitation This presentation does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the Transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Important Additional Information In connection with the Transactions, NV5 and the Company intend to file materials with the SEC, including the Registration Statement that will include a joint proxy statement/prospectus of NV5 and the Company. After the Registration Statement is declared effective by the SEC, NV5 and the Company intend to mail a definitive proxy statement/prospectus to the stockholders of NV5 and the stockholders of the Company. This communication is not a substitute for the joint proxy statement/prospectus or the Registration Statement or for any other document that NV5 or the Company may file with the SEC and send to NV5’s stockholders and/or the Company’s stockholders in connection with the Transactions. INVESTORS AND SECURITY HOLDERS OF NV5 AND ACUREN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY NV5 AND ACUREN WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NV5, ACUREN, THE TRANSACTIONS, THE RISKS RELATED THERETO AND RELATED MATTERS. Investors will be able to obtain free copies of the Registration Statement and the joint proxy statement/prospectus, as each may be amended from time to time, and other relevant documents filed by NV5 and the Company with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by NV5 will be available free of charge from NV5’s website at www.nv5.com under the “Investor Relations” tab or by contacting NV5’s Investor Relations Department ir@NV5.com, or by calling (954) 637 - 8048. Copies of documents filed with the SEC by the Company will be available free of charge from the Company’s website at www.acuren.com under the “Investor Relations” tab or by contacting the Company’s Investor Relations Department at IR@acuren.com. Participants in the Solicitation NV5, the Company and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from NV5’s stockholders and the Company’s stockholders in connection with the Transactions. Information regarding the executive officers and directors of the Company is included in its Annual Report on Form 10 - K filed with the SEC on March 27, 2025. Information regarding the executive officers and directors of NV5 is included in its amendment to its Annual Report on Form 10 - K/A filed with the SEC on April 28, 2025. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Registration Statement and other materials when they are filed with the SEC in connection with the Transactions. Free copies of these documents may be obtained as described in the paragraphs above.

Today’s Presenters Kristin Schultes Chief Financial Officer Talman Pizzey Chief Executive Officer Robert A.E. Franklin Co – Chairman Ben Heraud Chief Executive Officer Dickerson Wright Executive Chairman

Transaction Highlights 5 Market Leader With ~$2bn+ in Sales 1 Transforms Acuren and Accelerates Growth Runway 2 Attractive Transaction Structure With Significant Alignment 3 • Creates leading global TICC and engineering services firm, with complementary services • Combined business expected to have strong organic growth, limited cyclicality and high free cash flow conversion • Significant synergy opportunity through cross sell and back office optimization • Large combined TAM, growing at mid single digits to high single digits • Increases end markets with 1 / 2 positions • Strong M&A pipeline of both companies enhanced by increased scale and access to capital • Significant cash generation expected to drive expeditious deleveraging to sub - 3x net leverage in - line with long - term target • NV5 Founder and Executive Chairman Dickerson Wright and CEO Ben Heraud to join Acuren Board of Directors • Expected to be significantly accretive to Acuren shareholders • Transaction delivers a substantial premium to NV5 shareholders with participation in upside potential as a combined company

NV5 Acquisition Aligns With Acuren's M&A Objectives

Acuren M&A Criteria	NV5
Strategic, Disciplined & Accretive	✓ Highly complementary portfolio of services with strong financial fit ✓ Expected to be significantly accretive to Acuren shareholders
Expand Capabilities or Geographies	✓ Adds broad range of service offerings including TICC, building solutions, infrastructure services and geospatial solutions ✓ Expands Acuren into new countries such as the UAE and Singapore
Broaden Customer Base	✓ Adds building solutions, geospatial and infrastructure customer base ✓ Significant commercial cross-sell opportunity
Strong Cultural Fit	✓ Management alignment ✓ Track record of organic and inorganic growth
Strong Underlying Free Cash Flow Characteristics	✓ Attractive margin profile – 15%+ Adj. EBITDA margins(1) ✓ Asset-light business – capex ~2% of sales(2)

Note: Refer to reconciliations in appendix for adjusted financials.
(1) Based on NV5 2024A Adj. EBITDA.
(2) Based on NV5 2024A Capex.

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Transaction Details

Overview

- Acuren to acquire NV5 for a purchase price of $23 / share, consisting of $10 / share in cash and $13 / share of Acuren common stock at closing, which represents a 32% premium to NV5's 30-day VWAP of $17.47 as of May 14, 2025
- Purchase price of approximately $1.7 billion(1), reflecting a valuation of approximately 10.3x 2025E consensus adjusted EBITDA
- Upon closing of the transaction, current Acuren shareholders will own ~60%, and current NV5 shareholders will own ~40% of the combined company, subject to an adjustment based on price at close
  - Exchange ratio based on Acuren 5-day VWAP, structured as a floating exchange ratio with a symmetrical collar of 10%
- Continuity of leadership and shared culture will support smooth integration

Financial Impact

- Combined 2024 revenue and adjusted EBITDA of ~$2 billion and ~$350 million, including $20mm of run-rate synergy credit
- Expected to be significantly accretive to Acuren shareholders and provides substantial premium to NV5 shareholders with continued upside potential
- Expected strong combined free cash flow generation to drive expeditious deleveraging to sub-3x net leverage in-line with long-term target

Debt Financing

- Cash consideration expected to be funded with a combination of cash on hand and newly issued debt financing
- Committed debt financing provided by Jefferies, expected to be structured as a term loan incremental to Acuren's existing credit facility and with pricing generally in line with existing debt

Timing / Approvals

- Subject to Acuren and NV5 shareholder votes
- 60-day "go-shop" period
- Subject to customary closing conditions and regulatory approvals
- Expected to close in the second half of calendar year 2025

Source: Company filings and CapIQ. Market date as of May 14, 2025.
Note: Refer to reconciliations in appendix for adjusted EBITDA.
(1) Based on NV5 3/29/2025 net debt of $181mm.

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3/31/2025 Adj. 3/31/2025A ($ in millions) $93 ($63) $156 Cash & Cash Equivalents Debt: $771 - - $771 Existing Acuren Debt $850 $850 - - Estimated New Debt $1,621 $850 $771 Total Debt Net Debt $615 $913 $1,528 (3) Credit Statistics: $348 $169 (4) $179 LTM Adjusted EBITDA 4.7x 4.3x Total Debt / EBITDA 4.4x 3.4x Net Debt / EBITDA Acuren Combined Acuren Transaction Overview 8 Sources & Uses ($ in millions) Combined Capitalization 47% $850 Estimated New Debt 50% $912 Estimated New Equity 3% $63 Estimated Acuren Balance Sheet Cash 100% $1,825 Total Sources 85% $1,544 (1) Purchase of NV5 Common Stock 10% $181 Refinance Estimated NV5 Net Debt (2,3) 5% $100 Estimated Fees & Expenses 100% $1,825 Total Uses Sources $ % Uses $ % Note: Refer to reconciliations in appendix for adjusted financials. (1) Includes ~4.6mm of unvested NV5 restricted stock. ~0.7mm shares accelerate upon completion of transaction and receive merger consideration with the remaining unvested restricted stock converted into Acuren unvested restricted stock. (2) Based on 3/29/2025 net debt. (3) Excludes ~$13mm of contingent consideration related to NV5. (4) Includes NV5 LTM 3/29/2025 Adj. EBITDA of $149mm plus 100% credit for ~$20mm of run - rate synergies.

U.S. 91% Foreign 9% NV5 Overview 9 Key Offerings 2024A Revenue Breakdown by Segment & Geography Source: Company filings. (1) Includes revenue generated predominantly in UAE, Singapore, Malaysia and Hong Kong. Segment Overview Infrastructure, Engineering and Support Services Environmental Health Sciences Conformity Assessment Buildings & Technology Utility Services Geospatial Technology (1) Description Segment Engineering, surveying, testing, inspection, and program management for essential utility, transportation, and water infrastructure Infrastructure Design and commissioning of building systems including MEP, technology, fire protection, clean energy conversion and intelligent building systems Building, Technology and Sciences Geospatial data analytics and subscription - based software to support utility assets, natural & water resources and defense & intelligence Geospatial Solutions NV5 delivers integrated solutions that enhance the reliability and performance of assets Infrastructure 43% Building, Technology and Sciences 27% Geospatial 30%

Acuren / NV5 Investment Highlights Global Leader in Highly Fragmented Industrial TICC and Engineering Markets Provider of Mission Critical Engineering and Tech - Enabled Services for Industrial, Building and Infrastructure Customers Attractive Financial Profile with Asset - Light Operating Model with Resilient Financial Performance Across Economic Cycles Proven Ability to Execute & Integrate Strategic and Accretive M&A Best - In - Class Safety Culture with Robust Technician and Engineer Training and Development 1 2 3 4 5 10

Combination Significantly Enhances Scale and Is Accretive to Financial Profile 11 Source: Company filings. Note: Refer to reconciliations in appendix for adjusted financials. (1) Includes credit for ~$20mm of run - rate synergies. (2) Includes principal payments on finance lease obligations for Acuren. (3) Includes United Kingdom revenue. (4) Includes revenue generated predominantly in UAE, Singapore, Malaysia and Hong Kong. Acuren and NV5 Combined ($ in millions) $2,039 $941 (46%) $1,097 (54%) 2024A Revenue (1) ~$350 $143 $187 2024A Adj. EBITDA (1) 17.2% 15.2% 17.0% 2024A Adj. EBITDA Margin $54 (2) $17 $37 (2) 2024A Capex 2.7% 1.8% 3.4% 2024A Capex (% of Sales) ~11,000 ~5,000 ~6,000 Headcount U.S. 73% Foreign 4% Canada 23% Forei (4) 9% Canada 43% Geographic Mix U.S. 91% U.S. (3) 57% (2024A)

Significant Upside from Acuren / NV5 Combination

Commercial Cross-Sell

- Expand geographically across untapped regions – sell NV5's capabilities through Acuren's robust Canadian footprint and expand Acuren's presence internationally into countries served by NV5
- Cross-sell Acuren and NV5's market leading services to complementary but distinct customer bases and end-markets
- Offer Acuren's insourced NDT / rope access capabilities directly to NV5's infrastructure clients, providing turnkey solution and upsell opportunity
- Provide integrated next-generation asset intelligence offering via highly complementary combination of Acuren's industrial drone program and NV5's geospatial capabilities

Acquiror of Choice

- Enhanced inorganic opportunities given vastly expanded TAM
- Acquiror of choice across all end markets
- Combined M&A track record and expertise

Corporate Scale

- Significant combined overhead / corporate cost savings
- Opportunity to centralize and optimize certain functions (procurement, IT, insurance, etc.)

- **Estimated ~$20mm of SG&A cost synergies**
- Key buckets include admin, insurance, facilities, finance, HR, IT and other indirect costs
- Additional upside from sourcing, procurement

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Appendix – Non - GAAP Reconciliations

14 Revenue Reconciliation Year ended December 31, 2024 Combined Revenue $633,866 Acuren revenue from predecessor period $463,527 Acuren revenue from successor period $1,097,393 Total combined Acuren revenue (1) $941,265 NV5 Revenue $2,038,658 Total Acuren and NV5 combined revenue (2) (1) The Acuren combined financial information for the year ended December 31, 2024 includes the results of operations of ASP Acuren (Predecessor) for the period from January 1, 2024 to July 29, 2024 and Acuren Corporation (Successor) for the period from July 30, 2024 to December 31, 2024. The presentation of the combined financial information of the Predecessor and Successor periods is not in accordance with GAAP. Combined financial information consists of the mathematical addition of the Predecessor and Successor revenue. No other adjustments are made to the combined presentation. (2) The Acuren and NV5 combined financial information for the year ended December 31, 2024 includes the Acuren combined revenue and the NV5 reported revenue. The presentation of the combined financial information of Acuren and NV5 is not in accordance with GAAP. Combined financial information consists of the mathematical addition of the combined Acuren revenue and the NV5 revenue. No other adjustments are made to the combined presentation.

15 Acuren Adj. EBITDA Reconciliation (1) Adjustment to add back expenses related primarily to the previous owner’s compensation, stock incentive plans and debt extinguishment costs. (2) Adjustment to add back the one time non cash stock compensation expenses for Founder Preferred Shares and independent director stock options for which the performance target was achieved when the acquisition of ASP Acuren occurred. (3) Adjustment to add back transaction and acquisition integration related costs and similar items for acquisitions not including the acquisition of ASP Acuren. (4) Adjustment to add back the transaction related expenses for the ASP Acuren acquisition. (5) Adjustment to add back stock compensation expense. (6) Adjustment to add back other non - recurring charges including restructuring charges, IT development charges and certain gains, losses and balance adjustments. (7) The combined financial information for the year ended December 31, 2024 includes the results of operations of ASP Acuren (Predecessor) for the period from January 1, 2024 to July 29, 2024 and Acuren Corporation (Successor) for the period from July 30, 2024 to December 31, 2024. The presentation of the combined financial information of the Predecessor and Successor periods is not in accordance with GAAP. Combined financial information consists of the mathematical addition of the Predecessor and Successor revenue. No other adjustments are made to the combined presentation. (8) The Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by combined revenues for the 2024 period and divided by revenues for the 2023 period. 2024 Combined Period January 1, 2024 through December 31, 2024 Acuren Successor period July 30 to December 31, 2024 $(105,452) Net income (loss) (5,256) Benefit for income taxes 31,061 Interest expense, net 47,313 Depreciation and amortization expense Acuren Predecessor period January 1 to July 29, 2024 (15,703) Net income (loss) 3,243 Provision for income taxes 39,379 Interest expense, net 45,777 Depreciation and amortization expense Acuren Adjustments - January 1 to December 31, 2024 29,477 Pre - ASP Acuren seller - related expenses and stock compensation (1) 69,821 One time non - cash equity charges (2) 2,878 Acquisition related transaction and integration expenses (3) 41,202 ASP Acuren transaction related expenses (4) 2,152 Non cash stock compensation expense (5) 790 Other non - recurring charges (6) $186,682 Adjusted EBITDA for the Acuren combined period January 1, 2024 through December 31, 2024 (7) 17.0% Adjusted EBITDA margin for the Acuren combined period from January 1, 2024 through December 31, 2024 (8)

16 NV5 Adj. EBITDA Reconciliation (1) Acquisition - related costs include contingent consideration fair value adjustments. Year ended December 28, 2024 NV5 EBITDA $27,979 Net income (loss) (1,726) Income tax benefit 17,181 Interest expense 66,611 Depreciation and amortization expense 25,981 Stock - based compensation 7,458 Acquisition - related costs (1) $143,484 NV5 Adjusted EBITDA 2024

17 Combined EBITDA Reconciliation (1) NV5’s fiscal year - end is December 28, 2024. (2) The presentation of the combined financial information of Acuren and NV5 is not in accordance with GAAP. Combined financial information consists of the mathematical addition of the combined Acuren revenue and the NV5 revenue. No other adjustments are made to the combined presentation. Year ended December 31, 2024 Combined EBITDA 186,682 Acuren combined adjusted EBITDA 143,484 NV5 adjusted EBITDA (1) $330,166 Total Acuren and NV5 combined adjusted EBITDA 20,000 Estimated synergies $350,166 Total Acuren and NV5 combined adjusted EBITDA with synergies (2)

Thank You! Open to Any Questions